ATSG Airline to Operate Six More 767 Freighters for Amazon Air
WILMINGTON, OH, September 9, 2020 – Air Transport Services Group, Inc. (Nasdaq: ATSG), the leading provider of medium wide-body aircraft leasing, air transportation and related services, today announced that ATSG will operate six more Boeing 767 freighters on behalf of Amazon Air under an existing CMI (Crew, Maintenance and Insurance) agreement with ATSG’s subsidiary, Airborne Global Solutions.
This commitment from Amazon applies to the first six of the twelve 767 freighters that Amazon agreed in May to lease from ATSG’s Cargo Aircraft Management (CAM) subsidiary by the end of 2021, each lease having a ten-year term. The first of the six CAM-leased aircraft began operation for Amazon Air in 2020 and the remaining five CAM-leased aircraft will begin operation in 2021. Including these six aircraft, ATSG projects that its airlines will operate 38 Boeing 767s for Amazon Air by April of next year, 36 of which are leased to Amazon by CAM. The CMI agreement was amended in December 2018 to extend through March 2026, with an option to extend for an additional three years.
ATSG subsidiary Air Transport International will fly all six of the 767s to be added to the Amazon CMI agreement.
About Air Transport Services Group, Inc. (ATSG)
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, passenger ACMI and charter services, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Omni Air International, LLC. For more information, please see www.atsginc.com.
Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. There are several important factors that could cause Air Transport Services Group's (“ATSG's”) actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, potential disruptions to our workforce and staffing capability, and the ability of our vendors and third party service providers to maintain customary service levels, arising from the current COVID-19 pandemic and related economic downturn; the cost and timing with respect to which we are able to purchase and modify aircraft to a cargo configuration; our ability to timely begin operating the additional aircraft and remain in compliance with our commercial arrangements with Amazon and our lenders; and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans, and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events, or other changes.

Contact:
Quint O. Turner, ATSG Inc. Chief Financial Officer
937-366-2303